EXHIBIT 10.5
TESORO CORPORATION RESTORATION
RETIREMENT PLAN
ARTICLE 1
GENERAL PROVISIONS
     1.1 Establishment and Purpose.
     WHEREAS, Tesoro Corporation (the “Company”) previously established the Tesoro Corporation Restoration Retirement Plan (the “Plan”) primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries that will restore benefits that may not otherwise be provided under the Retirement Plan solely by reason of the limitations under Sections 401(a)(17) and 415 of the Code;
     WHEREAS, the Plan is intended to qualify as a “top hat” plan under Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA; and
     WHEREAS, the Company desires to amend the Plan to comply with Regulations under Section 409A of the Code and the Regulations promulgated thereunder and to clarify certain operational provisions of the Plan;
     NOW, THEREFORE, the Company adopts this amended and restated Tesoro Corporation Restoration Retirement Plan, effective January 1, 2009, as follows:
     1.2 Definitions.
     “Affiliate” means each entity that would be considered a single employer with the Company under Section 414(b) or Section 414(c) of the Code, except that the phrase “at least 50%” shall be substituted for the phrase “at least 80%” as used therein.
     “Aggregated Plan” means all agreements, methods, programs and other arrangements that are aggregated with this Plan under Section 1.409A-1(c) of the Regulations.
     “Beneficiary” means the person or persons designated by a Participant as his beneficiary hereunder in accordance with the provisions of Article 5.
     “Board” means the Board of Directors of the Company.
     “Change in Control” means (i) there shall be consummated (A) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which shares of Company’s Common Stock would be converted into cash, securities or other property, other than a merger of Company where a majority of the board of directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company, or (ii) the shareholders of Company shall approve any plan or proposal for the liquidation or dissolution of Company, or (iii) (A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Company or a Subsidiary or any employee benefit plan sponsored by Company or a Subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Company representing 35 percent or more of the combined voting power of Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one-year thereafter, individuals who immediately prior to the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board for election by Company’s shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
     “Chief Executive Officer” means the Chief Executive Officer of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Committee” means the Tesoro Corporation Committee appointed by the Compensation Committee of the Board, or such other committee designated by the Compensation Committee of the Board to discharge the duties of the Committee hereunder.
     “Company” means Tesoro Corporation, a Delaware Corporation, or any successor thereto.
     “Compensation” shall, unless otherwise determined by the Committee, have the same meaning as the term “Basic Compensation” in the Retirement Plan (determined without regard to any limits imposed on compensation under the Code).
     “Disability” means Disability as such term is defined under the Retirement Plan.
     “Distribution Date” means the date on which distributions to a Participant are to commence hereunder. Distribution Dates are determined as provided under the terms of the Plan.
     “Distribution Option” means the form in which payments to a Participant are to be paid. Distribution Options are determined as provided in Article 3 of the Plan.
     “Insolvency” means, with respect to the Company: (1) an adjudication of bankruptcy; (2) the assignment for the benefit of creditors of or by the Company; (3) a material part or all of the property of the Company becomes subject to the control and direction of a receiver, which receivership is not dismissed within sixty (60) days of such receiver’s appointment; or (4) the filing by the Company of a petition for relief under any federal or other bankruptcy or other insolvency law or for an arrangement with creditors.

     “Participant” means any employee who has satisfied the eligibility requirements set forth in Section 1.4 of the Plan.
     “Plan Year” means the twelve-month period beginning each January 1.
     “Regulations” means the Treasury Regulations promulgated under the Code.
     “Restoration Retirement Benefit” means the annual benefit payable to the Participant as provided in Article 2.
     “Retirement” means a Participant’s Separation from Service with the Company as a retiree as determined under the provisions of the Retirement Plan.
     “Retirement Benefit” means the benefit payable to a Participant under the Retirement Plan.
     “Retirement Plan” means The Tesoro Corporation Retirement Plan, as amended.
     “Separation from Service” means a reasonably anticipated permanent reduction in the level of bona fide services performed by the Participant for the Company and its Affiliates to 20% or less of the average level of bona fide services performed by the Participant for the Company and its Affiliates (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months (or the full period of service to the Company and its Affiliates if the Participant has been providing services to the Company and its Affiliates for fewer than thirty-six (36) months). The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with the provisions of Section 409A of the Code and the Regulations promulgated thereunder.
     “Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.
     1.3 Administration.
     (a) The Committee shall administer the Plan and have sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation, determining the rights and status of Participants or their Beneficiaries under the Plan. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

     (b) The Committee may delegate such of its powers and authority under the Plan to the Company’s officers or such other person(s) as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers or such other person(s) as it relates to those aspects of the Plan that have been delegated.
     (c) Any action taken by the Committee with respect to the rights or benefits under the Plan of any Participant shall be subject to correction by the Committee as to payments not yet made to such person, and acceptance of any deferred compensation benefits under the Plan constitutes acceptance of and agreement to the Committee’s or the Company’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.
     (d) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the Regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the Regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
     1.4 Eligibility and Participation.
     (a) Participation in the Plan is limited to those individuals who are within the category of a select group of management and highly compensated employees as referred to in Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA, and who are within those classifications of officers and key management employees of the Company and its Subsidiaries which are nominated by the Chief Executive Officer and approved by the Compensation Committee of the Board as eligible to participate in the Plan. Those employee classifications selected for participation in the Plan are set forth on Exhibit 1 attached hereto. This Exhibit will be modified from time to time as recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board to include or exclude certain employee classifications as deemed appropriate.
     (b) A Participant shall cease to be a Participant upon receiving payment for the full amount of benefits to which the Participant is entitled under the Plan or becomes ineligible to participate based on eligibility status as determined in Section 1.4(a) of this Plan. Once a Participant is no longer eligible to actively participate in the Plan, he shall not be entitled to any further accrual of a Restoration Retirement Benefit hereunder.
ARTICLE 2
RESTORATION RETIREMENT BENEFITS
     2.1 Benefit Determination
     Subject to the full vesting of the Participant’s Restoration Retirement Benefit resulting from a Change in Control, as set forth in Section 3.4, upon his Separation from Service for any reason (including death) with a vested interest in his Restoration Retirement Benefit, a Participant shall be entitled to receive a Restoration Retirement Benefit in the event the

Retirement Benefit of such Participant is limited by the application of Section 401(a)(17) or Section 415 of the Code. The Restoration Retirement Benefit shall be equal to the difference between: (1) the Retirement Benefit paid to the Participant; and (2) the benefit that would have otherwise been paid to the Participant under the Retirement Plan, without regard to the limitations of Section 401(a)(17) and Section 415 of the Code, reduced by the amount of any qualified and nonqualified retirement benefits from a prior employer of the Participant if said prior employer or employer facility was previously acquired by or merged into the Company or any Affiliate and benefit service with such prior employer is recognized by the Company under any qualified or nonqualified retirement plan, pursuant to the terms of an acquisition agreement or as otherwise provided under a separate agreement with the Company or an Affiliate. Any amount payable hereunder will be subject to the same actuarial assumptions and discounts for early retirement as are specified in the Retirement Plan. The Restoration Retirement Benefit described above shall be payable to the Participant upon his Retirement, as provided in Article 3 hereof.
     2.2 Additional Time Recognition
     If an event occurs for a Participant who has an employment agreement or a management stability agreement with the Company that causes the recognition of additional service credit under the terms of such agreement, the additional service will be recognized only for purposes of calculating the Restoration Retirement Benefit. The additional service will not be recognized for purposes of vesting, retirement eligibility or classification as a retiree.
ARTICLE 3
DISTRIBUTIONS
     3.1 Distribution Dates.
     Except in the event of death, the Participant’s Restoration Retirement Benefit shall be calculated as of the first day of the month next following the month of the Participant’s Retirement and shall commence on the first day of the seventh (7th) calendar month beginning after the Participant’s Retirement. Benefits will continue to be paid on the first day of each succeeding month. The last payment will be on the first day of the month in which the retired Participant dies unless another form of payment is elected in accordance with Section 3.2. The first payment shall include all amounts that would otherwise have been paid during the period commencing on the first day of the month next following the month of the Participant’s Retirement and ending on such payment date. In the event a Participant’s Separation from Service shall occur prior to Retirement and such Participant has a vested interest in his Restoration Retirement Benefit, distribution of such Participant’s Restoration Retirement Benefit shall commence on the first day of the month next following the Participant’s earliest retirement commencement date under the Retirement Plan (but not considering early commencement for a lump sum distribution); provided, however, that if such date is not at least six (6) months after the Participant’s Separation of Service, distribution shall be delayed until the first day after the end of the six (6)-month period following the Participant’s Separation from Service. Benefits will continue to be paid on the first day of each succeeding month. The last payment will be on the first day of the month in which the Participant dies unless another form of payment is elected in accordance with Section 3.2. The first payment shall include all amounts that would otherwise have been paid during the period commencing on the first day of the month next following the Participant’s earliest retirement commencement date and ending on such payment date. Regardless of the form of payment of a Participant’s Restoration Retirement Benefit, there shall be no crediting of earnings resulting from a six (6) month waiting period set forth in this Section 3.1.
     3.2 Distribution Option/Manner of Payment.
     In the absence of an affirmative election to the contrary, each Participant’s Restoration Retirement Benefit shall be made in a form of a straight life annuity; provided, however, if the present lump sum value of the Participant’s Restoration Retirement Benefit (determined in accordance with the applicable actuarial assumptions set forth in the Retirement Plan, as in effect prior to its amendment and restatement effective January 1, 2008 ) is less than $100,000, the Restoration Retirement Benefit will be paid in a single-lump sum. All payments under the Plan shall be made in cash. Subject to the foregoing, each Participant may elect the Distribution Option for his Restoration Retirement Benefit, in accordance with such election procedures as are established by the Committee, which Distribution Options shall include any actuarially equivalent annuity form of payment permitted under the Retirement Plan, but shall not include a lump sum payment. Actuarial equivalence shall be determined in accordance with the applicable actuarial assumptions set forth in the Retirement Plan.
     3.3 Vesting.
     Subject to the full vesting of a Participant’s Restoration Retirement Benefit following a Change in Control, as set forth in Section 3.4, and the provisions on vesting applicable to a Participant’s death, as provided in Section 3.5, and Disability, as provided in Section 3.6, Restoration Retirement Benefits will only be paid to a Participant who has a Separation from Service following completion of five (5) years of vesting service (the calculation of such vesting service to be determined in accordance with the provisions of the Retirement Plan). Failure to complete the requisite vesting service will result in no Restoration Retirement Benefit being payable, even if following Retirement.
     3.4 Change in Control.
     Notwithstanding the foregoing provisions of Article 3, upon a Change in Control, a Participant will become fully vested in his Restoration Retirement Benefit accrued as of the Change in Control. Restoration Retirement Benefits will not be accelerated following a Change in Control and will only be paid in accordance with Section 3.1 to the Participant following Retirement. If a Participant has a Separation from Service prior to Retirement and following a Change in Control, the Restoration Retirement Benefit accrued through the date of the Change in Control will be paid in accordance with Section 3.1 hereof following the Participant’s earliest retirement commencement date under the Retirement Plan (but not considering early commencement for a lump sum distribution), as provided in Section 3.1 with respect to a Participant who has a Separation from Service prior to Retirement with a vested interest in a Restoration Retirement Benefit. All Restoration Retirement Benefits payable to a Participant following a Change in Control will be paid in the form determined in accordance with the provisions of Section 3.2.

     3.5 Death.
     In the event that a Participant dies following completion of three (3) years of vesting service (the calculation of such vesting service to be determined in accordance with the provisions of the Retirement Plan) and prior to the commencement of his Restoration Retirement Benefit, his Beneficiary (or Beneficiaries) will receive a monthly retirement benefit, payable for ten (10) years certain and life thereafter, subject to the mandatory lump sum distribution provisions of Section 3.2, effective as of the first day of the month following the date of the Participant’s death, with payment to commence within ninety (90) days of the Participant’s death. The death benefit shall be equal to the amount which can be provided on an actuarially equivalent basis (as determined in accordance with applicable actuarial assumptions under the Retirement Plan) by the present single-sum value of the Restoration Retirement Benefit to which the deceased Participant was entitled as of the date of death. Notwithstanding the foregoing, but subject to the mandatory lump sum distribution provisions of Section 3.2, a Participant’s Beneficiary (or Beneficiaries) may elect any actuarially equivalent annuity form of payment permitted under the Retirement Plan, but may not elect a lump sum payment. Actuarial equivalence shall be determined in accordance with the applicable actuarial assumptions set forth in the Retirement Plan. Death prior to completion of the requisite three (3) years of vesting service will result in no Restoration Retirement Benefit being payable to the Beneficiary(ies).
     3.6 Disability.
     In the event of a Participant’s Disability prior to his or her Retirement, for purposes of determining the Participant’s Restoration Retirement Benefit, the Participant shall be deemed to have remained in active employment with the Company or a Subsidiary at the same rate of Compensation until the Participant’s actual Retirement, at which point the Participant’s Restoration Retirement Benefit shall be paid as set forth in Section 3.1.
     3.7 Change in Time of Payments.
     Notwithstanding any provision of this Article III to the contrary, the benefits payable hereunder may, to the extent expressly provided in this Section 3.7, be paid prior to or later than the date on which they would otherwise be paid to the Participant.
     (a) Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Restoration Retirement Benefit is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the portion of his or her Restoration Retirement Benefit required to be included in income as a result of the failure of the Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, or (ii) the remainder of the Participant’s Restoration Retirement Benefit.
     (b) Distribution Necessary to Satisfy Applicable Tax Withholding. If the Company is required to withhold amounts to pay the Participant’s portion of the Federal

Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount of the Participant’s Restoration Retirement Benefit or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.
     (c) Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Company reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment under this Article III until the earliest date at which the Company reasonably anticipates that the making of such payment would not cause such violation.
     (d) Delay for Insolvency or Compelling Business Reasons. In the event the Company determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Company to continue as a going concern, the Committee may delay the payment of benefits under this Article III until the first calendar year in which the Company notifies the Committee that the payment of benefits would not have such effect.
     (e) Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Article III; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant’s death, the Participant’s Beneficiary or Beneficiaries), it is not administratively practicable for the Committee to calculate the amount of benefits due to Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.
     (f) No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.
ARTICLE 4
FUNDING BY COMPANY
     4.1 Unsecured Obligation of Company.
     (a) Any benefit payable pursuant to this Plan shall be paid from the general assets of the Company. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or a fiduciary relationship between any Participant (or any other interested person) and the Company or the

Committee, or require the Company to maintain or set aside any specific funds for the purpose of paying any benefit hereunder. To the extent that a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
     (b) If the Company maintains a separate fund or makes specific investments, including the purchase of insurance insuring the life of a Participant, to assure its ability to pay any benefits due under this Plan, neither the Participant nor the Participant’s Beneficiary or Beneficiaries shall have any legal or equitable ownership interest in, or lien on, such fund, policy, investment or any other asset of the Company. The Company, in its sole discretion, may determine the exact nature and method of informal funding (if any) of the obligations under this Plan. If the Company elects to maintain a separate fund or makes specific investments to fund its obligations under this Plan, the Company reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.
     4.2 Cooperation of Participant.
     If the Company, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of Participant to assist it with the informal funding of its obligations under this Plan, Participant shall assist the Company, from time to time, promptly upon the request of the Company, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefore. The Company shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance policy purchased in connection with this Plan unless otherwise expressly agreed.
ARTICLE 5
BENEFICIARIES
     5.1 Beneficiary Designations.
     A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Committee) signed by the Participant and filed with the Committee prior to the Participant’s death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the unpaid value of the Participant’s Restoration Retirement Benefit to which the Participant was entitled at his death shall be distributed to the Participant’s estate. A Beneficiary who dies or who ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provides to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence with respect to a Restoration Retirement Benefit, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons, unless the Participant’s designation specifically provides to the contrary.
     5.2 Change in Beneficiary.
     A Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. Any change in

Beneficiary shall be made only by an instrument (in form acceptable to the Committee) signed by the Participant, and any change shall be effective only if received by the Committee prior to the death of the Participant.
ARTICLE 6
CLAIMS PROCEDURES
     6.1 Claims for Benefits.
     The Committee shall determine the rights of any Participant to any deferred compensation benefits hereunder. Any Participant who believes that he has not received the deferred compensation benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90-day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Committee’s decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.
     A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
     (a) the specific reasons for the denial;
     (b) specific reference to pertinent Plan provisions on which the denial is based;
     (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
     (d) (an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     6.2 Appeal Provisions.
     A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA. If such an appeal is so filed within such 60-day period) the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant’s authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.

     The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.
ARTICLE 7
MISCELLANEOUS
     7.1 Withholding.
     The Company shall have the right to withhold from any Restoration Retirement Benefits payable under the Plan or other wages payable to a Participant an amount sufficient to satisfy all federal, state and local tax withholding requirements, if any, arising from or in connection with the Participant’s receipt or vesting of deferred compensation benefits under the Plan.
     7.2 No Guarantee of Employment.
     Nothing in this Plan shall be construed as guaranteeing future employment to any Participant. Without limiting the generality of the preceding sentence, except as otherwise set forth in a written agreement, a Participant continues to be an employee of the Company solely at the will of the Company subject to discharge at any time, with or without cause. The benefits provided for herein for a Participant shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of a Participant in any manner whatsoever. Nothing contained in this Plan shall affect the right of a Participant to participate in or be covered by or under any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit Plan constituting any part of the Company’s compensation structure whether now or hereinafter existing.
     7.3 Payment to Guardian.
     If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
     7.4 Assignment.
     No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.
     7.5 Severability.
     If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
     7.6 Amendment and Termination.
     The Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan; provided, however, that no modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan without the consent of such Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan.
     7.7 Effect of Termination.
     If the Plan is terminated, the accrual of all benefits hereunder shall thereupon cease. Notwithstanding the foregoing, to the extent provided by the Company in accordance with Section 7.6, the Plan may be liquidated following a termination under any of the following circumstances:
     (a) the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the benefits under this Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
     (b) the termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a change of control within the meaning of Section 409A of the Code; provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced such change of control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan and such other Aggregated Plans;

     (c) the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Company’s financial health; (2) the Company terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Company irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the Company does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Company irrevocably takes all action necessary to terminate and liquidate the Plan.
     7.8 Exculpation and Indemnification.
     The Company shall indemnify and hold harmless the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, willful misconduct, and/or criminal acts of such persons.
     7.9 Leave of Absence.
     The Company may, in its sole discretion, permit a Participant to take a leave of absence for a period not to exceed one year. Any such leave of absence must be approved by the Company. During this time, the Participant will still be considered to be in the employ of the Company for purposes of this Plan.
     7.10 Gender and Number.
     For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.
     7.11 Governing Law.
     Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of law provisions.

     7.12 Effective Date.
     The effective date of the amended and restated Plan, as signed this 12th day of December, 2008, is January 1, 2009.

TESORO CORPORATION
By:	/s/ SUSAN A. LERETTE
Name:	Susan A. Lerette
Title:	SVP, Administration

TESORO CORPORATION RESTORATION
RETIREMENT PLAN
Exhibit 1
Effective as of July 1, 2006 and continuing for purposes of this amended and restated Plan, the following are the classifications of officers and key management employees of the Company eligible to participate in the Tesoro Corporation Restoration Retirement Plan:
◆	Employees eligible for the Tesoro Corporation Retirement Plan classified as being included in salary grades 43 and above with a base salary of $170,000 per year or more but excluding any such person designated as included in the Tesoro Corporation Executive Security Plan or who is provided a separate supplemental retirement benefit as a part of an employment agreement with the Company.
Effective as of January 1, 2008, the classifications of officers and key management employees of the Company eligible to participate in the Tesoro Corporation Restoration Retirement Plan include:
◆	Employees in salary grades E1 – E3 who are eligible to participate in the Tesoro Corporation Retirement Plan, but excluding any person eligible to receive a benefit under the Tesoro Corporation Executive Security Plan or who is provided a separate supplemental retirement benefit as a part of an employment agreement with the Company; and

◆	Employees in salary grades 01 – 05 who are eligible to participate in the Tesoro Corporation Retirement Plan, and who have an annual base salary of at least $170,000 per year.